Exhibit 2

[English Translation]

May 15, 2008

Company name: 1-105 Kanda Jimbo-cho, Chiyoda-ku, Tokyo
Internet Initiative Japan Inc.

Company representative: Koichi Suzuki, President and Representative Director
(Stock Code Number: 3774 The First Section of the Tokyo Stock Exchange)

Contact: Akihisa Watai, Director and CFO
TEL: 03-5259-6500

Information on the Affiliated Company

1. Information on the affiliated company			(as of March 31, 2008)
Parent and Other Company	Type	Its Ownership Percentage (%)	Securities Exchanges where its Shares are Listed
Nippon Telegraph and Telephone Corporation	IIJ is NTT's affiliate company	29.39 (4.94)
Tokyo Stock Exchange, Inc. (First Section)
Osaka Securities Exchange, Co., Ltd. (First Section)
Nagoya Stock Exchange, Inc. (First Section)
Fukuoka Stock Exchange
Sapporo Stock Exchange
New York Stock Exchange, Inc.
London Stock Exchange plc.

(Notes) The percentage in parentheses is the indirect ownership by NTT included in the figure above.

2. Position of the Listed Company (IIJ) in the Group of the Parent Company and other Companies

a. Position of the Listed Company (IIJ) in the Group of the Parent Company

The ownership percentage by NTT, which is IIJ's largest shareholder, was 29.39% as of March 31, 2008, including its indirect ownership. However, IIJ's sales activities are not affected by NTT's ownership in IIJ and IIJ is maintaining its management independence.

b. Personal Relationships with the Parent Company, other Related Company and their Group Companies

IIJ's board of directors consists of 13 members including 3 outside directors. Takashi Hiroi, an outside director (part-time director) of IIJ, is an employee of NTT (Senior Manager, Corporate Management Strategy Division of NTT). However, he is monitoring IIJ's business operations as an outside director and does not have any personal relationships, such as family relationships, with IIJ's other directors and auditors. He did not acquire any interest such as capital or business relationships upon becoming an outside director.

c. Business Relationship with NTT Group

IIJ uses services provided by Nippon Telegraph and Telephone East Corporation (“NTT East”) and Nippon Telegraph and Telephone West Corporation (“NTT West”) for a significant portion of its access circuits, and services provided by NTT Communications Corporation (“NTT Communications”) for a significant portion of its domestic and international backbones. The amount paid to NTT East and West, and to NTT Communications for their telecommunication circuits was JPY 1,095,978 thousand and JPY 3,995,0173,865,689 thousand, respectively for the fiscal year ended March 31, 2008.

IIJ leases a part of Internet data center facilities from NTT Group companies to provide our Internet data center services to our customers.

Business transactions with the NTT Group are within the scope of normal business practices, and there is no special contract made in relation to the investment by NTT Group.